UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 22, 2007
NOVAVAX, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-26770 (Commission File Number)	22-2816046 (I.R.S. Employer Identification No.)

9920 Belward Campus Drive Rockville, Maryland (Address of principal executive offices)	20850 (Zip Code)

Registrant’s telephone number, including area code:	(240) 268-2000
Not applicable
Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement
On October 22, 2007, Novavax, Inc. (“Novavax”) and Allergen, Inc. (“Allergen”), successor in interest to Esprit Pharma, Inc. entered into an agreement (the “ESTRASORB Termination Agreement”) to terminate the Supply Agreement dated as of October 18, 2005, as amended, related to the supply of ESTRASORB by Novavax to Allergen (the “ESTRASORB Agreement”) effective October 22, 2007. Pursuant to the ESTRASORB Agreement, Novavax manufactured and supplied ESTRASORB to Esprit. In a license agreement that is not being terminated, Esprit was granted an exclusive license to sell ESTRASORB in North America.
Also on October 22, 2007, Novavax and Allergen entered into an agreement (the “Testosterone Termination Agreement” and together with the ESTRASORB Termination Agreement, the “Termination Agreements”) to terminate the License and Development Agreement dated May 9, 2006 and the Supply Agreement dated May 9, 2006, each related to the development and potential supply of a testosterone product for use in women’s health (collectively, the “Testosterone Agreements”) effective October 22, 2007. The Testosterone Agreements called for Novavax to co-develop, supply and commercialize its micellar nanoparticle testosterone medicine for the treatment of female hypoactive sexual desire disorder. Esprit was granted exclusive rights to market the product in North America.
Based on discussions between Novavax and Allergen, the parties decided to mutually terminate the ESTRASORB Agreement and the Testosterone Agreements. The termination of these agreements is in line with Novavax’s corporate policy to focus on its vaccine business.
Pursuant to the ESTRASORB Termination Agreements, all rights and obligations of the parties terminate on the effective date, except for obligations related to confidentiality and indemnification. In addition, Novavax has agreed to ship all product on hand to Allergen and provide Allergen, at Allergen’s request, with the access and information necessary for a third party to manufacture ESTRASORB for three months following the effective date. Allergen has agreed to pay approximately $1.29 million to Novavax, primarily related to inventory on hand and certain other wind down costs. Allergen will also pay any additional direct out-of-pocket costs incurred by Novavax resulting from the termination of the ESTRASORB Agreement that is the direct result of Food and Drug Administration (the “FDA”) regulatory requirements in an amount not to exceed $100,000. Novavax has agreed to use its best efforts to return raw packaging material and will split any amounts received equally with Allergen.
Pursuant to the Testosterone Termination Agreement, all rights and obligations of the parties terminate on the effective date, except for obligations related to confidentiality and indemnification. All licenses granted to Esprit ceased and all licensed rights revert back to Novavax. Finally, both parties agreed to release any claims that has arisen or may arise under the Testosterone Agreements.
On October 25, 2007, Novavax issued a press release announcing the Termination Agreements. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits
99.1	Press Release issued by Novavax, Inc. dated October 25, 2007

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Novavax, Inc. (Registrant)
October 26, 2007	By:	/s/ Len Stigliano
		Name:	Len Stigliano
		Title:	Vice President, Chief Financial Officer, and Treasurer

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